Exhibit 99.01
Cardiogenesis Reports First Quarter 2007 Results
IRVINE, Calif., May 15, 2007/PRNewswire-FirstCall/ — Cardiogenesis Corporation (OTC: CGCP), a leading developer of surgical products and accessories used in angina-relieving procedures, today reported results for its first quarter ended March 31, 2007.
First quarter 2007 sales totaled $3,370,000, a decrease of approximately 31% as compared with sales of $4,849,000 in the prior year quarter. Disposable handpiece revenue was $846,000 lower in the current year quarter as compared with the first quarter of 2006. Laser revenue was down as well, declining $653,000 from the prior year first quarter. Service revenue for the quarter increased 8% as compared with the first quarter of 2006 to $270,000. During the first quarter of 2007, the Company sold five lasers and 656 handpieces compared with six lasers and 919 handpieces in the prior year quarter.
The company believes that the overall decline in sales revenue is primarily attributable to turnover among sales personnel that resulted in reduced sales coverage. Commenting on sales revenue, Richard P. Lanigan, President, noted, “The focus of our sales and marketing efforts in 2007 is on increased awareness and utilization of Transmyocardial Revascularization (TMR) at our current installed base and upgrading capital equipment at customers still utilizing our first generation TMR 2000. The sales force turnover we experienced reduced territory coverage in the short term and negatively affected sales performance. As of today, we have increased domestic territory managers to 11, a net increase of 2 territory managers since the end of 2006. We expect to complete our expansion to 16 territory managers by the end of the second quarter and it is our belief that this increased coverage and improved customer contact and support will drive increased TMR utilization.”
Gross margin was 81% of sales for the quarter ended March 31, 2007 as compared with an 82% gross margin realized in the first quarter of 2006. Gross profit in absolute dollars decreased by $1,232,000, to $2,727,000, for the 2007 first quarter as compared with $3,959,000 recorded in the prior year quarter.
Research and development costs were $212,000 in the first quarter of 2007 as compared with $356,000 in the comparable 2006 quarter. The decrease is primarily due to research expenses for the TMR mechanism of action study included in the first quarter of 2006 that did not occur in the first quarter of 2007.
Sales, general and administrative expense, including salaries and employee benefits, (SG&A) for the quarter ended March 31, 2007 was $2,050,000 as compared with $3,386,000 in the prior year quarter. The decrease in SG&A of $1,336,000, or 40%, resulted primarily from a revenue related reduction in commissions of $615,000 and $391,000 savings in salary expense associated with personnel restructuring that occurred in 2006. Professional fees and rent expense in the current year quarter were also lower than in the first quarter of 2006.

First quarter 2007 operating income of $465,000 improved by $248,000 as compared with operating income of $217,000 in the prior year quarter.
Other expense totaled $138,000 for the quarter ended March 31, 2007, as compared with $764,000 for the prior year period. Other expense decreased primarily as a result of lower non-cash charges associated with the secured convertible term note and related obligations and the valuation of a warrant classified as the other long term liability. In the quarter ended March 31, 2006, interest, non-cash interest, change in fair value of derivative and other non-cash expenses associated with the secured convertible term note and the other long term liability totaled $807,000. In the quarter ended March 31, 2007, the expense associated with these items totaled $159,000.
Net income for the quarter ended March 31, 2007 was $327,000, or $0.01 per basic and diluted share, as compared with a net loss of $547,000, or $0.01 per basic and diluted share, in the 2006 first quarter.
Regarding the first quarter, Lanigan said, “While top line revenue was significantly impacted in the short term by sales force turnover, we are pleased that the cost reductions and reorganization efforts undertaken in the past year allowed us to deliver operating profit and positive cash flow for the quarter. We believe that, as the new additions to our sales force gain experience and our initiatives to support increased TMR utilization take hold, we are well positioned to drive sustainable growth on both the top and bottom lines.”
The company reported that the results of the TMR basic mechanism research by Y. Joseph Woo, M.D. and associates at the University of Pennsylvania were presented last week at the recent American Association of Thoracic Surgeons annual meeting. Lanigan explained, “Dr. Woo utilized state of the art cellular analysis techniques to identify DNA markers related to angiogenesis that links TMR to improved perfusion and heart muscle function. This information further evidences the mechanism of action of TMR and communicating this important new research will be a focus of our sales and marketing efforts in the coming months.”
Commenting on the Company’s recent submission of the Pre Market Approval (PMA) supplement for commercial launch of its minimally invasive Robotic PEARL (Port Enabled Angina Relief using Laser) Delivery System to the FDA, Lanigan noted, “The required Investigative Device Exemption (IDE) study end points are safety and feasibility. Based upon the straightforward study design, we are optimistic that the review can be completed within 180 days which would allow for commercial launch in 2007.”
The Company also announced that its advanced PHOENIX Combination Delivery System was recently implemented at a fourth international center. Having achieved CE Mark approval for the PHOENIX Delivery System in the second half of 2006, Cardiogenesis is targeting clinical research institutions outside the U.S. that are advancing the clinical application of stem cells in cardiac surgery for initial implementation of this advanced technology.
Lanigan concluded, “We expect that our sales force expansion and implementation of new product and marketing initiatives will drive increased TMR utilization in the second half of 2007. We look forward to funding our key development initiatives with a growing and profitable TMR business.”
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.
For more information on the Company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

March 31,
2007
ASSETS
Current assets:
Cash and cash equivalents	$3,028
Accounts receivable, net of allowance for doubtful accounts of $160	1,586
Inventories, net	2,232
Prepaids and other current assets	388

Total current assets	7,234
Property and equipment, net	537
Other assets	54

Total assets	$7,825

Current liabilities:
Accounts payable	$320
Accrued liabilities	1,596
Deferred revenue	1,325
Current portion of capital lease obligation	11
Secured convertible term note and related obligations, net of debt discount	802

Total current liabilities	4,054
Capital lease obligation, less current portion	28
Other long term liability	104

Total liabilities	4,186

Commitments and Contingencies

Shareholders’ equity:
Preferred stock:
no par value; 5,000 shares authorized; none issued and outstanding	—
Common stock:
no par value; 75,000 shares authorized; 45,274 shares issued and outstanding	173,425
Accumulated deficit	(169,786)

Total shareholders’ equity	3,639

Total liabilities and shareholders’ equity	$7,825

CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2007	2006
Net revenues	$3,370	$4,849
Cost of revenues	643	890

Gross profit	2,727	3,959

Operating expenses:
Research and development	212	356
Salaries and employee benefits	1,324	2,183
Sales, general and administrative	726	1,203

Total operating expenses	2,262	3,742

Operating income	465	217
Other income (expense):
Interest expense	(31)	(127)
Interest income	28	53
Non-cash interest expense	(46)	(217)
Change in fair value of derivative	(114)	(53)
Other non-cash income (expense), net	25	(420)

Total other expense, net	(138)	(764)

Net income (loss)	$327	$(547)

Net income (loss) per share:
Basic	$0.01	$(0.01)

Diluted	$0.01	$(0.01)

Weighted average shares outstanding:
Basic	45,274	45,171

Diluted	45,290	45,171